                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K/A
                                    (NO. 1)

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                                 JULY 31, 1996


                             NOBLE AFFILIATES, INC.
             (Exact name of registrant as specified in its charter)




  DELAWARE                         0-7062                        73-0785597
(State or other                  (Commission                   (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)



                110 WEST BROADWAY
               ARDMORE, OKLAHOMA                             73401
        (Address of principal executive offices)           (Zip Code)




              Registrant's telephone number, including area code:

                                 (405) 223-4110

NOBLE AFFILIATES, INC.                                         FORM 8-K/A (NO.1)

         On July 31, 1996, Samedan Oil Corporation ("Samedan"), a wholly owned subsidiary of the Registrant, purchased all of the outstanding common stock of Energy Development Corporation, a wholly owned indirect subsidiary of Public Service Enterprise Group Incorporated (the "EDC Acquisition"). The EDC Acquisition was reported by the Registrant in its Form 8-K (Date of Event: July 31, 1996) dated August 13, 1996, in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). Pursuant to Items 7(a)(4) and 7(b)(2) of Form 8-K, this Form 8-K/A (No. 1) is being filed to amend the Registrant's Form 8-K to include the financial statements and pro forma financial information required by Item 7 of Form 8-K. In addition, the Registrant has included certain information as of July 31, 1996, the date of the EDC Acquisition, unless otherwise specified, describing the principal business and properties of EDC. As used herein, the "Company" refers to Noble Affiliates, Inc. and its subsidiaries (including EDC), and "EDC" refers to Energy Development Corporation and its subsidiaries.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Form 8-K/A (No. 1) includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Form 8-K/A (No. 1), including without limitation, statements regarding the Registrant's estimates of oil and gas reserves and future net cash flows attributable thereto, anticipated capital expenditures, business strategy, plans and objectives of management of the Registrant for future operations and industry conditions, are forward-looking statements. Although the Registrant believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Registrant's expectations ("Cautionary Statements") include, without limitation, future production levels, future prices and demand for oil and gas, results of future exploration and development activities, future operating and development costs, the effect of existing and future laws and governmental regulations (including those pertaining to the environment), and the political and economic climate of the United States and the foreign countries in which the Registrant operates from time to time, as discussed elsewhere in this Form 8-K/A (No. 1) and the other documents of the Registrant filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Registrant or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

Item 2. Acquisitions or Dispositions.

                         ENERGY DEVELOPMENT CORPORATION

         EDC is an independent energy company which has been principally engaged in the exploration for and production of crude oil and natural gas since 1972. EDC's properties are located throughout the major oil and gas producing basins of the United States, principally in the Gulf of Mexico and onshore gulf coast of Louisiana and Texas, and internationally in Argentina and the United Kingdom sector of the North Sea.

         Quantities of oil, condensate and natural gas liquids are expressed in this Report in barrels ("bbls"), thousands of barrels ("Mbbls") or millions of barrels ("MMbbls"), and quantities of natural gas are expressed in thousands of cubic feet ("Mcf"), millions of cubic feet ("MMcf") or billions of cubic feet ("Bcf"). As used herein, "Mcfe" means thousands of cubic feet of gas equivalent, "MMcfe" means millions of cubic feet of gas equivalent and "Bcfe" means billions of cubic feet of gas equivalent; and MMBTU's means millions of British Thermal Units. Oil, condensate and natural gas liquids are converted to gas equivalents using the ratio of six Mcf of natural gas to one barrel of oil, condensate or natural gas liquids.


OIL AND GAS RESERVES

         The following table sets forth information as to the estimated net proved and proved developed reserves for EDC as of July 31, 1996, as prepared by Samedan.

                       TOTAL PROVED AND PROVED DEVELOPED
                          RESERVES AS OF JULY 31, 1996

                                                                     GAS (BCF)               OIL (MMBBLS)
                                                             -------------------------   --------------------
 Total Proved Reserves:
      Domestic:
           Offshore Gulf of Mexico   . . . . . . . . . .                    221.5                   12.0
           Onshore   . . . . . . . . . . . . . . . . . .                    150.5                    4.0
                                                                       ----------             ----------
                                                                            372.0                   16.0
      International  . . . . . . . . . . . . . . . . . .                     45.3                   19.7
                                                                       ----------              ---------
                                                                            417.3                   35.7
                                                                       ==========              =========

 Total Proved Developed Reserves . . . . . . . . . . . .                    363.4                   27.5
                                                                       ==========              =========


         In connection with the EDC Acquisition, Samedan's in-house engineers prepared the reserve estimates set forth above. Prior to the closing of the EDC Acquisition, Miller and Lents, Ltd., independent petroleum consultants ("Miller and Lents"), estimated EDC's proved reserves as of July 1, 1996. The Miller and Lents reserve estimates are summarized below under "--Miller and Lents Reserve Report."

         After taking into account adjustments for EDC's production and exploration and development activities during July 1996, there are no material differences in the aggregate between such estimate of proved reserves prepared by Miller and Lents and the estimate of proved reserves prepared by Samedan as summarized above. With respect to the domestic offshore Gulf of Mexico proved reserves, Samedan's estimate is higher than that of Miller and Lents due principally to Samedan's consideration of recent discoveries reflected in its estimate as of July 31, 1996 (as compared to Miller and Lents' estimate as of July 1, 1996) and of information available to Samedan as the operator of certain properties in which it acquired additional interests in the EDC Acquisition. With respect to the domestic onshore proved reserves, Samedan's estimate is lower than that of Miller and Lents due principally to Samedan's estimation of higher abandonment costs associated primarily with the South Lake Arthur (South Louisiana) properties and its consideration of recent operating performance reflected in its estimate as of July 31, 1996 (as compared to Miller and Lents' estimate as of July 1, 1996).

         Because of the direct relationship between quantities of proved undeveloped reserves and development plans, Samedan has assigned to undeveloped locations only those reserves that will definitely be drilled, and only those reserves assigned to the undeveloped portions of secondary or tertiary projects that will definitely be developed have been included in proved reserves as proved undeveloped reserves. EDC has interests in certain tracts that may have additional hydrocarbon quantities that were not classified at the time of the estimate as proved reserves because Samedan did not have definitive plans at such time to drill or develop these tracts, but which tracts may be reclassified as proved reserves in the future as a result of EDC's exploration and development programs. Under the regulations of the Commission, a company may classify reserves as proved undeveloped reserves, assuming they otherwise meet the Commission's criteria for proved reserves, without regard to whether such company has definitive plans to drill or develop such reserves.

         There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured, and estimates of other engineers might differ materially from the estimates set forth herein. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. In addition, estimates of EDC's proved reserves are based on oil and gas prices and production and development costs prevailing at the date of the estimate. Any significant variance in future prices or costs could materially affect the estimated quantities of reserves set forth in this Report.

MILLER AND LENTS RESERVE REPORT

         The following table sets forth information as to estimated net proved and proved developed reserves for EDC as of July 1, 1996, as prepared by Miller and Lents.

                       TOTAL PROVED AND PROVED DEVELOPED
                          RESERVES AS OF JULY 1, 1996

                                                                          GAS (BCF)               OIL (MMBBLS)
                                                                  -------------------------   ---------------------
      Total Proved Reserves:
           Domestic:
                Offshore Gulf of Mexico   . . . . . . . . . .                    182.1                     8.2
                Onshore   . . . . . . . . . . . . . . . . . .                    201.3                     7.3
                                                                            ----------             -----------
                                                                                 383.4                    15.5
           International  . . . . . . . . . . . . . . . . . .                     40.6                    24.9
                                                                            ----------              ----------
                                                                                 424.0                    40.5
                                                                            ==========              ==========

      Total Proved Developed Reserves . . . . . . . . . . . .                    347.6                    28.8
                                                                            ==========              ==========

     In the Miller and Lents reserve report, proved undeveloped reserves were assigned to the undrilled locations that satisfied the following conditions:
(i) the location was a direct offset to wells that have indicated commercial production in the objective formation, (ii) it is reasonably certain that the location was within the known proved productive limits of the objective formation, (iii) the location conformed to existing well spacing regulations, if any, and (iv) it was reasonably certain that the location would be developed. Reserves for other undrilled locations were classified as proved undeveloped only in those cases where interpretations of data from wells indicated that the objective formation is laterally continuous and contains commercially recoverable hydrocarbons at locations beyond direct offset locations.

     Miller and Lents has delivered to EDC a summary reserve report describing Miller and Lents' review process and conclusions, a copy of which has been filed as an exhibit to this Form 8-K/A (No. 1).

PRIMARY OPERATING AREAS

         Offshore Gulf of Mexico. EDC owns economic interests in leases covering 189 blocks in federal and state waters offshore Texas and Louisiana. The majority of these interests lie in the shallower waters of the Gulf of Mexico. Gulf of Mexico fields typically exhibit high initial production rates. EDC's proved reserves in this region are estimated by Samedan, as of July 31, 1996, to be 294 Bcfe, or approximately 46 percent of EDC's total proved reserves. EDC owns an interest in 121 platforms in these waters, 26 of which are operated by EDC and six of which are operated by Samedan. Significant producing properties in the Gulf of Mexico include Burrwood (South

Pass), Vermilion block 370, Ship Shoal block 113, Eugene Island block 57, Mississippi Canyon block 661/705 and Vermilion block 100. EDC owns working interests ranging from 19 to 100 percent in the aforementioned properties and operates Vermilion block 100. The acquisition of EDC's 21 percent interest in Vermilion block 370, which is operated by Samedan, increases the Company's working interest to 58 percent. Net daily production attributable to EDC's producing platforms averaged 97 MMcf of gas and 4,300 bbls of oil for the first six months of 1996, or approximately 44 percent of EDC's total average daily production for such period.

         Domestic Onshore. EDC owns 410 properties, including 140 producing fields, in the coastal regions of Texas and Louisiana, the Permian Basin of West Texas and other areas in Texas and Louisiana. EDC's proved reserves in this region are estimated by Samedan, as of July 31, 1996, to be 125 Bcfe, or approximately 20 percent of EDC's total proved reserves. Approximately 43 percent of the proved reserves in this region are attributable to seven properties: South Lake Arthur (South Louisiana), Loma Vieja (West Texas), Caspiana (Northwest Louisiana), Maurice (South Louisiana), Maurice North (South Louisiana), McAllen Ranch (South Texas) and Gomez (West Texas). EDC owns working interests in such properties ranging from 10 to 100 percent and acts as operator for five of these properties.

         EDC owns 305 properties, including 14 producing fields, in Kansas and Oklahoma. These fields typically have long lived reserves. EDC's proved reserves in this region are estimated by Samedan, as of July 31, 1996, to be 50 Bcfe, or approximately eight percent of EDC's total proved reserves. Approximately 98 percent of the proved reserves in this region are attributable to two properties, Guymon-Hugoton and Panoma. EDC has an average 35 percent working interest in 146 wells in the Guymon-Hugoton field, which is located in the largest gas field in North America. The Panoma Gas Area is operated by EDC, with a working interest of 52 percent.

         Net daily production attributable to the domestic onshore producing properties averaged 100 MMcf of gas and 2,900 bbls of oil for the first six months of 1996, or approximately 42 percent of EDC's total average daily production for such period.

         International. EDC's international reserves are located in Argentina and the United Kingdom. EDC's international proved reserves are estimated by Samedan, as of July 31, 1996, to be 163 Bcfe, or approximately 26 percent of EDC's total proved reserves. In Argentina, the Company owns a 14 percent working interest in the El Tordillo field, located in the San Jorge Basin of the Chubut Province, approximately 1,000 miles south of Buenos Aires. The Company holds an interest in 11 offshore production platforms in the United Kingdom sector of the North Sea and four producing fields onshore in southern England. The Company does not operate any of its United Kingdom or Argentinean properties. Net daily production attributable to Argentina and the United Kingdom averaged 9 MMcf of gas and 4,600 bbls of oil for the first six months of 1996, or approximately 14 percent of EDC's total average daily production for such period.

ACREAGE DATA

         The following table sets forth developed and undeveloped leasehold acreage (including both leases and concessions) held by EDC as of December 31, 1995.

                      DEVELOPED AND UNDEVELOPED LEASEHOLD
                        ACREAGE AS OF DECEMBER 31, 1995

                                                DEVELOPED ACRES(1)                UNDEVELOPED ACRES(2)
                                      -------------------------------------   -----------------------------
 LOCATION                                  GROSS(3)            NET(4)             GROSS(3)         NET(4)
 --------                             -----------------   -----------------   -----------------  ----------
 Domestic:
     Offshore Gulf of Mexico . . .         335,488             111,338           222,890          125,245
     Onshore . . . . . . . . . . .         392,314             136,301           710,544          358,099
                                       -----------         -----------       -----------      -----------
                                           727,802             247,639           933,434          483,344
 International . . . . . . . . . .         162,820              10,826         7,325,956(5)     4,824,247(5)
                                       -----------        ------------       -----------      -----------
                                           890,622             258,465         8,259,390(5)     5,307,591(5)
                                       ===========         ===========       ===========      ===========


- -----------------

(1)      Developed acreage is acreage spaced or assignable to productive wells.

(2) Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Included within undeveloped acreage are those lease acres (held by production under the terms of a lease) that are not within the spacing unit containing, or acreage assigned to, the productive well so holding such lease.

(3)      A gross acre is an acre in which working interest is owned.

(4) A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

(5) Includes a significant number of acres which to date have not been thoroughly evaluated by Samedan subsequent to the EDC Acquisition. The Company anticipates that the reported acreage may be subject to reduction upon the conclusion of its evaluations.

         As of December 31, 1995, EDC held royalty, overriding royalty and other mineral interests in 37,663 net acres in addition to the developed and undeveloped leasehold acreage indicated above.

EXPLORATION AND DEVELOPMENT ACTIVITIES

         The following table sets forth the number of gross and net exploratory and development wells drilled by or on behalf of EDC for the periods indicated. An exploratory well is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir. A development well, for purposes of the following table and as defined in the rules and regulations of the Commission, is a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. The number of wells drilled refers to the number of wells completed at any time during the respective year, regardless of when drilling was initiated; and "completion" refers to the installation of permanent equipment for the production of oil or gas, or, in the case of a dry hole, to the reporting of abandonment to the appropriate agency.

                                                                  EXPLORATORY WELLS
                                   -------------------------------------------------------------------------------
                                                PRODUCTIVE(1)                               DRY(2)
                                   ---------------------------------------  --------------------------------------
                                        DOMESTIC          INTERNATIONAL          DOMESTIC          INTERNATIONAL
 YEAR ENDED                        ------------------   ------------------  ------------------  ------------------
 DECEMBER 31,                        GROSS      NET      GROSS      NET      GROSS       NET      GROSS      NET
 -----------                       --------  --------   -------   --------  --------  --------  --------   -------
 1993  . . . . . . . . . . . . .       5         2.41     --        --          7         3.51     --        --
 1994  . . . . . . . . . . . . .       6         3.84     --        --         12         4.99      2          .62
 1995  . . . . . . . . . . . . .      11         4.27     --        --          9         6.29      2          .13

                                                                  DEVELOPMENT WELLS
                                   -------------------------------------------------------------------------------
                                                PRODUCTIVE(1)                               DRY(2)
                                   ---------------------------------------  --------------------------------------
                                        DOMESTIC          INTERNATIONAL          DOMESTIC          INTERNATIONAL
 YEAR ENDED                        ------------------   ------------------  ------------------  ------------------
 DECEMBER 31,                        GROSS      NET      GROSS      NET      GROSS       NET      GROSS      NET
 -----------                       --------  --------   -------   --------  --------  --------  --------   -------
 1993  . . . . . . . . . . . . .      35         9.68      5           .34      4         2.25     --        --
 1994  . . . . . . . . . . . . .      46        11.41     13          1.04      5         1.93      1          .11
 1995  . . . . . . . . . . . . .      34        10.37     14          1.69      4         1.69     --        --


- -----------------

(1) A productive well is an exploratory or a development well that is not a dry hole.

(2) A dry hole is an exploratory or a development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.


         EDC does not own any drilling rigs and all of its drilling activities are conducted by independent contractors under standard drilling contracts.

PRODUCTIVE WELLS

         The following table sets forth the number of productive oil and gas wells in which EDC had interests as of December 31, 1995.

                                                                  PRODUCTIVE WELLS(1)(2)
                                            ------------------------------------------------------------------
                                                           OIL                                GAS
                                            ----------------------------------  ------------------------------
 LOCATION                                       GROSS(3)           NET(4)           GROSS(3)         NET(4)
 --------                                   ----------------  ----------------  ----------------   -----------
 Domestic:
     Offshore Gulf of Mexico . . . . . .             148                 86               482             150
     Onshore . . . . . . . . . . . . . .           3,469                184               570             222
                                                 -------           --------         ---------       ---------
                                                   3,617                270             1,052             372
 International . . . . . . . . . . . . .             502                 45                30               2
                                                --------          ---------         ---------      ----------
                                                   4,119                315             1,082             374
                                                ========          =========          ========       =========


- -----------------

(1)      Productive wells are producing wells and wells capable of production.

(2) One or more completions in the same bore hole is counted as one well. Included in the table and counted as one gross well each are 12 gross oil wells (5 net) and 52 gross gas wells (22 net) that are multiple completions. Also included in the table are 1,464 gross oil wells (126 net) and 392 gross gas wells (125 net) that were not producing at December 31, 1995 because such wells were awaiting additional action or pipeline connections.

         (3) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

         (4) A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.


VOLUME, PRICES AND PRODUCTION COSTS

         The following table sets forth for the periods indicated certain information regarding EDC's average daily production volumes, average sales prices (including transfers) per unit produced and average production (lifting) cost per unit of production.


                                                                                                 SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,                  ENDED
                                                --------------------------------------------      JUNE 30,
                                                     1993            1994           1995            1996
                                                --------------  -------------   ------------   --------------
 Average daily production:
    Natural gas (MMcf) . . . . . . . . . . .               262            228            205              205
    Oil and condensate (Mbbls) . . . . . . .                10             11             11               12
    Gas equivalent (MMcfe) . . . . . . . . .               325            295            271              276
 Average sales price:
    Natural gas (per Mcf)(1) . . . . . . . .      $       2.20    $      1.98    $      1.78      $      2.19
    Oil and condensate (per bbl)(2)  . . . .      $      16.23    $     15.03    $     16.61      $     16.06
 Average production (lifting) cost per unit
     of oil and natural gas production,
     excluding depreciation (per Mcfe)   . .      $        .44    $       .50    $       .49      $       .50

- -----------------

(1) Includes the effect of hedging transactions. The amounts shown reflect an increase of $.05 per Mcf for 1993, an increase of $.05 per Mcf for 1995 and a decrease of $.36 per Mcf for the six months ended June 30, 1996, due to hedging transactions.

(2) Includes the effect of hedging transactions. The amounts shown reflect an increase of $.04 per bbl for 1994, an increase of $.28 per bbl for 1995 and a decrease of $2.52 per bbl for the six months ended June 30, 1996, due to hedging transactions.


HEDGING ARRANGEMENTS

         EDC had natural gas futures contracts which were sold and closed at July 31, 1996 that hedged, at an average price of $1.89 per MMBTU, 513 million MMBTU of gas for the period August 1996 through December 1996, or approximately 16 percent of EDC's expected gas production for such period. The net realized deferred loss on these contracts at July 31, 1996 amounted to approximately $1.45 million. EDC had crude oil futures contracts open and outstanding at July 31, 1996 that hedged, at an average price of $19.45 per bbl, 1,775,000 bbls of oil for the period August 1996 through December 1996, or approximately 97 percent of EDC's expected oil production for such period. The net unrealized deferred loss on these contracts at July 31, 1996 amounted to approximately $1.59 million. The losses on these contracts actually realized, if any, are expected to be offset by the higher cash proceeds received from the hedged item when produced and sold. All future contracts outstanding at July 31, 1996 were New York Mercantile Exchange trade contracts. EDC also has crude oil collar hedges for the period August 1996 through December 1996 for a total of 1,355,000 bbls of oil with a floor price of $18.00 and a ceiling price of $20.015 per bbl.

SEISMIC DATA

         At July 31, 1996, EDC owned or held licenses covering 8,100 square miles of 3-D seismic data and 252,000 linear miles of 2-D seismic data. Certain of such licenses contain "change of control" provisions that will require additional payments by the Company for the continued use of such seismic data as a result of the EDC Acquisition. EDC owns a proprietary interest in and will retain ownership of its rights to use approximately 10 percent of the 3-D seismic data and one percent of the 2-D seismic data.

OTHER ACTIVITIES

         Ecuador Agreement. In July 1996, EDC entered into an agreement with Petroecuador which grants EDC the exploration, production and commercial rights with respect to approximately 864,000 gross acres in Block 3 offshore Ecuador. Under this agreement, EDC is obligated to complete an exploration program by July 2000, consisting of a 3-D seismic program and the drilling of four wells, at an estimated aggregate cost of $45 million. The Company may seek to reduce its interest under this agreement by obtaining one or more partners for this prospect.

MANAGEMENT AND EMPLOYEES

         Upon the closing of the EDC Acquisition, the directors and officers of Samedan assumed similar positions as directors and officers of EDC.

         At June 30, 1996, EDC had approximately 220 employees, 62 of whom were terminated upon the closing of the EDC Acquisition. The remaining employees of EDC will be terminated on October 31, 1996. Samedan expects to hire approximately 90 additional employees as a result of the EDC Acquisition, including certain former employees of EDC.

OTHER MATTERS

         EDC is subject to the various competitive conditions, regulatory requirements (including regulations pertaining to the environment) and operating risks and hazards experienced by other independent energy companies. Reference is made to the Company's Form 10-K for the year ended December 31, 1995 for a discussion of such matters.

Item 7. Financial Statements and Exhibits.

        (a)     Financial Statements of Business Acquired.

         Audited Consolidated Financial Statements of Energy Development Corporation filed as part of this report:

                - Report of Deloitte & Touche LLP, Independent Auditors
                - Consolidated Statements of Income for the years ended
                  December 31, 1993, 1994 and 1995
                - Consolidated Balance Sheets as of December 31, 1994 and 1995
                - Consolidated Statements of Cash Flows for the years ended
                  December 31, 1993, 1994 and 1995
                - Consolidated Statements of Changes in Stockholder's Equity
                  for the years ended December 31, 1993, 1994 and 1995
                - Notes to Consolidated Financial Statements

        Unaudited Consolidated Condensed Financial Statements of Energy Development Corporation filed as part of this report:

                - Consolidated Condensed Statements of Income for the six
                      months ended June 30, 1995 and 1996
                - Consolidated Condensed Balance Sheet as of June 30, 1996
                - Consolidated Condensed Statements of Cash Flows for the six
                      months ended June 30, 1995 and 1996
                - Notes to Consolidated Condensed Financial Statements

         (b)    Pro Forma Financial Information.

         Unaudited Pro Forma Consolidated Condensed Financial Statements of Noble Affiliates, Inc. and subsidiaries filed as a part of this report:

                 - Pro Forma Consolidated Condensed Statement of Operations for
                   the six months ended June 30, 1996 and the year ended December 31, 1995
                 - Notes to the Pro Forma Consolidated Condensed Statement of
                   Operations
                 - Pro Forma Consolidated Condensed Balance Sheet as of June
                   30, 1996
                 - Notes to the Pro Forma Consolidated Condensed Balance Sheet

         (c)     Exhibits.

                 23.1 -   Consent of Miller and Lents, Ltd.
                 23.2 -   Consent of Deloitte & Touche LLP
                 99.1 -   Summary Reserve Report on the estimated reserves of
                          EDC as of July 1, 1996, prepared by Miller and Lents,
                          Ltd., independent petroleum consultants

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 27, 1996              NOBLE AFFILIATES, INC.


                                       By: /s/  WILLIAM D. DICKSON
                                          -------------------------------
                                          William D. Dickson,
                                          Vice President - Finance and Treasurer

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                                       PAGE
                                                                                                                       ----
                 ENERGY DEVELOPMENT CORPORATION:

                 Consolidated Financial Statements (Audited):

                          Report of Deloitte & Touche LLP, Independent Auditors  . . . . . . . . . . . . . . .         F-2
                          Consolidated Statements of Income for the years ended December 31, 1993, 1994
                                  and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-3
                          Consolidated Balance Sheets as of December 31, 1994 and 1995 . . . . . . . . . . . .         F-4
                          Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
                                  and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-5
                          Consolidated Statements of Changes in Stockholder's Equity for the years ended
                                  December 31, 1993, 1994 and 1995 . . . . . . . . . . . . . . . . . . . . . .         F-6
                          Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . .         F-7

                 Consolidated Condensed Financial Statements (Unaudited):

                          Consolidated Condensed Statements of Income for the six months ended June 30, 1995
                                  and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-24
                          Consolidated Condensed Balance Sheet as of June 30, 1996 . . . . . . . . . . . . . .         F-25
                          Consolidated Condensed Statements of Cash Flows for the six months ended
                                  June 30, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-26
                          Notes to Consolidated Condensed Financial Statements . . . . . . . . . . . . . . . .         F-27

                 NOBLE AFFILIATES, INC. AND SUBSIDIARIES:

                 Pro Forma Consolidated Condensed Financial Statements (Unaudited):

                          Pro Forma Consolidated Condensed Statement of Operations for the six months
                                  ended June 30, 1996 and the year ended December 31, 1995 . . . . . . . . . .         F-29
                          Notes to the Pro Forma Consolidated Condensed Statement of Operations  . . . . . . .         F-30
                          Pro Forma Consolidated Condensed Balance Sheet as of June 30, 1996 . . . . . . . . .         F-32
                          Notes to the Pro Forma Consolidated Condensed Balance Sheet  . . . . . . . . . . . .         F-33

                          INDEPENDENT AUDITORS' REPORT


Board of Directors of Energy Development Corporation:

         We have audited the accompanying consolidated balance sheets of Energy Development Corporation, a wholly owned subsidiary of Enterprise Diversified Holdings Incorporated, and its subsidiaries ("EDC") as of December 31, 1994 and 1995, and the related consolidated statements of income, cash flows and changes in stockholder's equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of EDC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EDC at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

Houston, Texas
February 16, 1996
(July 2, 1996 as to Notes 1 and 10)

                         ENERGY DEVELOPMENT CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (Dollars in Thousands)


                                                         1993                1994                1995
                                                      ---------           ---------           ---------
 Operating revenues:
    Gas and oil production                             $249,958            $208,544            $204,050
    Gas sales to affiliated companies                    20,158              11,179                   0
    Marketing, pipeline transportation and
       other                                              8,354              10,157               8,918
    Columbia bankruptcy settlement                            0                   0              35,034
                                                      ---------           ---------           ---------
       Total operating revenues                         278,470             229,880             248,002

 Operating expenses:
    Exploration                                          36,086              43,283              43,662
    Lease operations                                     50,633              51,470              48,799
    General and administrative                           10,613              11,582              11,961
    Depreciation, depletion and amortization             86,186              78,584              77,274
    Other operations                                      6,384               8,087               8,120
                                                      ---------           ---------           ---------
       Total operating expenses                         189,902             193,006             189,816

 Other income, net                                        2,596               4,728              22,132
 Interest expense:
    Interest on debt to affiliated companies             31,731              33,442              31,386
    Other interest expense                                  217                 294                 469
    Capitalized interest                                 (3,124)             (3,994)             (4,369)
                                                      ---------           ---------           ---------
      Total interest expense                             28,824              29,742              27,486
                                                      ---------           ---------           ---------

 Income before income taxes                              62,340              11,860              52,832
 Income taxes                                            19,963                 858              18,088
                                                      ---------           ---------           ---------

 Income before cumulative effect of
    accounting change                                    42,377              11,002              34,744
 Cumulative effect of change in accounting
    for income taxes                                      1,612                   0                   0
                                                      ---------           ---------           ---------
 Net income                                           $  43,989           $  11,002           $  34,744
                                                      =========           =========           =========




         See accompanying Notes to Consolidated Financial Statements.

                         ENERGY DEVELOPMENT CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1995
                             (Dollars in Thousands)

                                                                1994                1995
                                                              ---------           ---------
Assets:
Current assets:
   Cash and temporary cash investments                          $   2,376         $  14,269
   Accounts receivable - net:
       Trade                                                       42,254            52,486
       Affiliated companies                                         7,604               254
   Prepaid items                                                    5,127            22,747
   Materials and supplies inventory                                 1,522             1,229
                                                              -----------         ---------
       Total current assets                                        58,883            90,985

Property, plant and equipment:
   Property, plant and equipment, at cost (successful
       efforts method)                                          1,324,867         1,393,471
   Accumulated depreciation, depletion and
       amortization                                              (748,421)         (786,920)
                                                              -----------         ---------
       Net property, plant and equipment                          576,446           606,551

Other assets:
   Accrued gas underdeliveries                                     19,353            12,761
   Deferred taxes                                                  32,134                 0
   Long term receivables                                           36,278            36,657
                                                              -----------         ---------
       Total other assets                                          87,765            49,418
                                                              -----------         ---------
          Total assets                                        $   723,094         $ 746,954
                                                              ===========         =========

Liabilities and stockholder's equity:
Current liabilities:
   Accounts payable and accruals:
       Trade                                                  $    57,718         $  61,881
       Affiliated companies                                         2,371             4,818
   Notes payable to affiliated companies                          365,421           311,821
                                                              -----------         ---------
          Total current liabilities                               425,510           378,520

Deferred taxes                                                          0             9,182
Deferred revenue                                                    5,789             4,713
Commitments and contingencies (Note 6)
                                                              -----------         ---------
   Total liabilities                                              431,299           392,415

Stockholder's equity:
Common stock                                                          920               920
Paid-in capital                                                   399,780           427,780
Accumulated deficit                                              (108,905)          (74,161)
                                                              -----------         ---------
   Total stockholder's equity                                     291,795           354,539
                                                              -----------         ---------
          Total liabilities and stockholder's equity          $   723,094         $ 746,954
                                                              ===========         =========

          See accompanying Notes to Consolidated Financial Statements.

                         ENERGY DEVELOPMENT CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (Dollars in Thousands)

                                                                     1993            1994             1995
                                                                  -----------     ----------        ---------
Cash flows from operating activities:
   Net income                                                         $43,989       $ 11,002         $ 34,744
   Adjustments to reconcile net income to net cash provided
       by operating activities:
   Depreciation, depletion and amortization                            86,186         78,584           77,274
   Unproved leasehold impairment/abandonment                            4,633          7,059            4,143
   Gain on property sales                                                (578)        (1,438)         (18,171)
   Gas balancing                                                        7,165          6,311            5,516
   Deferred income taxes                                                9,427          5,048           41,316
   Changes in current assets and current liabilities                   19,373         (3,608)          (7,410)
                                                                  -----------     ----------        ---------
   Total adjustments                                                  126,206         91,956          102,668
                                                                  -----------     ----------        ---------
          Net cash provided by operating activities                   170,195        102,958          137,412

Cash flows from investing activities:
   Additions to property, plant and equipment                         (92,012)      (159,544)        (132,109)
   Proceeds from property sales                                           895          6,780           32,569
   Additions to/(reductions in) long term receivable                    2,187         (4,165)            (379)
                                                                  -----------     ----------        ---------
          Net cash used by investing activities                       (88,930)      (156,929)         (99,919)

Cash flows from financing activities:
   Proceeds from/(repayments of) borrowings                           (97,805)        58,056          (53,600)
   Additions to paid-in capital                                        33,900          4,250           40,000
   Dividends paid                                                     (15,600)        (8,000)         (12,000)
                                                                  -----------     ----------        ---------
          Net cash provided/(used) by financing activities            (79,505)        54,306          (25,600)

Net increase in cash and temporary cash investments                     1,760            335           11,893
Cash and temporary cash investments - beginning of year                   281          2,041            2,376
                                                                  -----------     ----------        ---------
Cash and temporary cash investments - end of year                    $  2,041       $  2,376         $ 14,269
                                                                  ===========     ==========        =========

Changes in current assets and liabilities:
   Accounts receivable                                               $  9,497       $ 15,500        $     854
   Prepaid items                                                         (902)        (2,829)         (17,620)
   Materials and supplies inventories                                    (482)             5              293
   Accounts payable                                                      (795)       (14,919)           2,596
   Accrued taxes payable                                                1,554           (721)             212
   Other current liabilities                                           10,501           (644)           6,255
                                                                  -----------     ----------        ---------
       Total                                                       $   19,373       $ (3,608)        $ (7,410)
                                                                  ===========     ==========        =========

Supplemental disclosure of cash flow information:
   Cash paid for interest expense, net of capitalized
   interest                                                          $ 29,030       $ 32,587         $ 24,754
   Cash paid/(received) for income taxes                               $6,630       $ 10,253         $(30,786)

          See accompanying Notes to Consolidated Financial Statements.

                         ENERGY DEVELOPMENT CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (Dollars in Thousands)

                                                        1993                1994                 1995
                                                    -------------       ------------        --------------
Common stock:
   Common stock, $1,000 stated value;
       authorized 7,500 shares, 920 shares
       issued and outstanding in each of
       1993, 1994 and 1995
   Balance at beginning and end of year                 $     920          $     920             $     920

Paid-in capital:
   Balance at beginning of year                           361,630            395,530               399,780
   Capital contributions from EDHI                         33,900              4,250                40,000
   Dividends declared                                           0                  0               (12,000)
                                                    -------------       ------------        --------------
   Balance at end of year                                 395,530            399,780               427,780

Accumulated deficit:
   Balance at beginning of year                          (140,296)          (111,907)             (108,905)
   Net income                                              43,989             11,002                34,744
   Dividends declared                                     (15,600)            (8,000)                    0
                                                    -------------       ------------        --------------
   Balance at end of year                                (111,907)          (108,905)              (74,161)
                                                    -------------       ------------        --------------

Total stockholder's equity                               $284,543           $291,795              $354,539
                                                    =============       ============        ==============


          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

         Energy Development Corporation ("EDC") is a wholly owned subsidiary of Enterprise Diversified Holdings Incorporated ("EDHI"), which is a wholly owned subsidiary of Public Service Enterprise Group Incorporated ("Enterprise"). EDC is engaged in the exploration for and the development, production and marketing of gas and oil reserves, with principal operations both onshore and offshore in states bordering the Gulf of Mexico and in the United Kingdom and Argentina. See Note 10 regarding the sale of EDC by EDHI which is expected to be completed on July 31, 1996.

Consolidated Subsidiaries

         EDC has several wholly owned subsidiaries that are primarily involved in the gathering and transporting of gas and oil by pipeline and in international exploration and production activities. The consolidated financial statements of EDC include the accounts of all subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Property, Plant and Equipment

         EDC uses the successful efforts method of accounting for its investment in gas and oil operations. Under the successful efforts method, unproved leasehold costs are capitalized and are not amortized pending an evaluation of the exploration results. Unproved leasehold costs are assessed quarterly to determine whether an impairment of the costs of significant individual properties has occurred. The decision to impair and the amount recorded is determined based upon both geological interpretations of EDC employees and drilling activity on or near the leasehold interest. The cost of an impairment is charged to expense in the period in which it occurs. Exploratory dry holes, exploratory geological and geophysical and delay rental costs are charged to expense as incurred. Proved leasehold costs are capitalized and amortized over the proved developed and undeveloped reserves on a unit-of-production basis. Drilling and equipping costs, except exploratory dry holes, are capitalized and depreciated over the proved developed reserves on a unit-of-production basis. Estimated future abandonment costs of offshore properties are depreciated on a unit-of-production basis over the proved developed reserves. Estimated future abandonment costs of onshore properties are estimated to be offset by the salvage value of the tangible equipment. EDC periodically assesses whether the cost of proved properties has been permanently impaired, with any such impairment being charged to expense in the period in which it occurs. Impairments of proved property during 1995, 1994 and 1993 were measured by comparing the world-wide undiscounted future net cash flows to the net book value of the related assets. This test was also performed at the field level, and impairment recorded, if it was determined that the net book value could not be recovered from estimated future net cash flows, and such condition was not temporary. The impairment was measured as the excess of net book value over estimated future net cash flows. The consolidated average rate of amortization per Mcfe, exclusive of proved property impairments, was $0.7504 in 1995, $0.7319 in 1994 and $0.7105 in 1993.
Proved property impairments were $9,000 in 1994 and $1.3 million in 1993.
There were no proved property impairments in 1995.

         During 1995, 1994 and 1993, EDC acquired 0.7 Bcfe, 68.1 Bcfe and 38.8 Bcfe, respectively, of proved gas and oil reserves for $0.4 million, $69.1 million and $16.1 million, respectively. The properties acquired were obtained through several acquisitions and are primarily located in the United Kingdom, Offshore Texas, and Offshore Louisiana.

Financial Accounting Standards Board Statement No. 121

         The Financial Accounting Standards Board has issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 is effective beginning January 1, 1996 and establishes guidelines for determining and measuring asset impairment and the required timing of asset impairment evaluations. Management has addressed the requirements of this statement and believes that it will not have a significant effect on the financial condition and results of operations of EDC based upon current economic conditions.

Capitalized Interest

         Interest is capitalized in connection with unproved leasehold costs on prospects. The capitalization rate used is based on the cost of funds outstanding during the exploration period.

Materials and Supplies Inventory

         Inventories are stated at the lower of cost or market. The cost of inventories is determined using the average cost method.

Federal Income Taxes

         EDC files a consolidated federal income tax return with EDHI and Enterprise. EDC and Enterprise have entered into a tax allocation agreement which provides that EDC will record its tax liability as though it were filing a separate return and will record tax benefits to the extent that Enterprise is able to receive those benefits. Deferred income taxes are provided for differences between book and taxable income, resulting primarily from differences in book and tax depletion and depreciation and the current deduction for income tax purposes of intangible drilling costs.

         Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," was issued by the Financial Accounting Standards Board in February 1992. SFAS 109 required a change from an income statement approach to a balance sheet approach of accounting for income taxes. Under the balance sheet approach, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to current and future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         EDC's adoption of SFAS 109 in 1993 resulted in an increase of the deferred tax asset by $1.6 million. The total effect on net income was a $1.6 million increase, which is reflected in the results of operations for 1993 as a cumulative effect of change in accounting principle.

Joint Venture Operations

         The terms of drilling agreements with several non-related parties provide for EDC, as operator, to make expenditures in connection with joint exploration and development ventures. Expenditures are billed to the partners as costs are paid by EDC. These billings are included in Accounts Receivable.

Gas Balancing

         EDC follows the entitlement method of accounting for gas balancing. Gas out-of-balance conditions arise because each working interest owner in a well has the right to a specific percentage of production. Under entitlement accounting, EDC defers revenue when it sells more than its ownership percentage in a given period and accrues a receivable from other owners when it sells less than its ownership percentage.

Natural Gas and Crude Oil Hedging

         EDC has been authorized by its Board of Directors to use derivatives, which may include futures contracts, options, commodity swaps and other products, for the purpose of managing price risk related to natural gas and crude oil sales and not for speculative purposes. For book purposes, gains and losses related to the hedging of anticipated transactions are deferred and recognized in income when the hedged transaction occurs.

Marketing Income

         In addition to selling its own production, EDC sells gas and oil which it purchases from various third parties. The revenues from these sales are offset with the costs of purchasing the gas and oil and are included in "Marketing, pipeline transportation and other" revenue in the Consolidated Statements of Income.

Cash and Temporary Cash Investments

         EDC classifies cash and investments with original maturities of three months or less as cash and temporary cash investments.

Financial Instruments

         EDC's financial instruments consist of cash and temporary cash investments, receivables, payables and debt. As of December 31, 1995, the estimated fair values of EDC's notes to PSEG Capital Corporation ("PSEG Capital") and Enterprise Capital Funding Corporation ("EC Funding"), wholly owned subsidiaries of EDHI, were approximately $160.5 million and $167.4 million, respectively. These estimated fair values were determined based on the borrowing rates available at December 31, 1995 for debt with similar terms and maturities. The carrying amount of EDC's other financial instruments approximates fair value.

Currency Translation

         The US dollar is the functional currency for EDC's consolidated operations. Substantially all foreign revenues and expenses are denominated in US dollars.

Use of Estimates

         The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Reclassifications

         Certain amounts have been reclassified to conform with the current period's presentations.

2.       STOCKHOLDER'S EQUITY

Common Stock

         EDC had 920 shares of no-par common stock issued and outstanding as of December 31, 1995, 1994 and 1993, with a stated value of $1,000 per share. The total authorized amount as of December 31, 1995 was 7,500 shares.

Paid-in Capital

         In 1995, EDHI made equity contributions of $28 million to EDC, net of dividends paid by EDC from paid-in capital of $12 million. EDC used these funds primarily to reduce debt. In 1994, EDHI made equity contributions of $4.3 million to EDC. In 1993, EDHI made equity contributions of $33.9 million to EDC. EDC used these funds primarily to finance the acquisition of Brabant Resources plc and to reduce EDC's debt.

Dividends

         In 1995, EDC paid dividends to EDHI of $12 million, which were declared from paid-in capital. In 1994 and 1993, EDC paid dividends to EDHI of $8.0 million and $15.6 million, respectively, which were declared from retained earnings.

3.       INCOME TAXES

         Income from continuing operations before income taxes is as follows:

             -------------------------------------------------------------------------------------------------
                                                                    ($ in millions)
                                                      1993                1994              1995
             -------------------------------------------------------------------------------------------------
                   US                                $69.8               $13.8              $ 49.3
                   Foreign                            (7.5)               (1.9)                3.5
             -------------------------------------------------------------------------------------------------
                   Total                             $62.3               $11.9              $ 52.8
             =================================================================================================


The components of taxes on income from continuing operations are summarized as follows:


             -------------------------------------------------------------------------------------------------
                                                                 ($ in millions)
                                                      1993              1994                1995
             -------------------------------------------------------------------------------------------------
                   Current:

                   US federal                        $ 7.7               $(3.8)             $(24.4)

                   Foreign                              .9                  .2                  .5

                   State                                .4                 (.5)                 .7
             -------------------------------------------------------------------------------------------------
                      Total current                    9.0                (4.1)              (23.2)
             -------------------------------------------------------------------------------------------------

                   Deferred:

                   US federal                         10.8                 5.6                40.3

                   Foreign                              .2                  .3                  .8

                   State                                .0                 (.9)                 .2
             -------------------------------------------------------------------------------------------------
                      Total deferred                  11.0                 5.0                41.3
             -------------------------------------------------------------------------------------------------
                   Total income taxes                $20.0               $  .9              $ 18.1
             =================================================================================================

                 A reconciliation of income taxes calculated at the US federal statutory rate of 35% of income before income taxes and the income tax provision is as follows:

             -------------------------------------------------------------------------------------------------
                                                                         ($ in millions)
                                                               1993            1994           1995
             -------------------------------------------------------------------------------------------------
                   Federal income tax
                      expense at statutory rate               $21.8              $4.2         $18.5

                   Foreign taxes for
                      which benefits are not recognized         2.4              (0.2)          0.0

                   State income taxes, net of
                      federal income taxes                      0.2              (1.6)          0.6

                   Tight gas sands tax credits                 (3.7)             (1.6)         (1.0)

                   Deferred income tax rate 1% change          (0.8)              0.0           0.0

                   Other                                        0.1               0.1           0.0
             -------------------------------------------------------------------------------------------------
                   Income tax expense                         $20.0             $ 0.9         $18.1
             =================================================================================================


         As discussed in Note 1, Summary of Significant Accounting Policies, EDC adopted SFAS 109 as of the beginning of 1993, which increased earnings by $1.6 million, and is reported separately in the Consolidated Statements of Income.

         The federal deferred tax liability at December 31, 1995 and federal deferred tax asset at December 31, 1994 are primarily composed of the difference between the tax and the book basis of property, plant and equipment. The state deferred tax asset is primarily composed of the effects of Louisiana net operating loss expected to be utilized.

         At December 31, 1995, EDC had approximately $56 million in net operating loss carryforwards expiring from 2003 to 2010 available to offset future state taxable income. Included in the deferred tax liability at December 31, 1995 and the deferred tax asset at December 31, 1994 is a deferred state tax asset of $4.4 million that is primarily composed of the difference between the tax and the book basis of the property, plant and equipment and state tax net operating loss carryforward. The valuation allowance related to the deferred state tax asset was $2.4 million at both December 31, 1995 and 1994 and resulted from the uncertainty of the utilization of state tax net operating loss carryforward to reduce future taxable income.

         The significant components of accumulated deferred income taxes - non-current attributable to income from continuing operations were as follows:

             -------------------------------------------------------------------------------------------------
                                                                                     ($ in millions)

                                                                                  1994             1995
             -------------------------------------------------------------------------------------------------
               DEFERRED TAX ASSETS:

                   Property and leasehold costs                                  $  27.9          $  35.7

                   Excess of book over tax depreciation,
                        depletion and amortization                                 195.1            191.1

                   Federal alternative minimum tax credit
                        carryforward(1)                                             28.6             19.4

                   Other                                                             1.7              1.1
             -------------------------------------------------------------------------------------------------
                        TOTAL DEFERRED TAX ASSETS                                  253.3            247.3
             -------------------------------------------------------------------------------------------------
               DEFERRED TAX LIABILITIES:

                   Property, plant and equipment                                    26.5             30.3

                   Exploration and intangible well drilling costs                  188.5            211.1

                   Investments in partnership, due to difference
                        in depreciation                                              1.5              1.5

                   Disposition of assets, book/tax difference                        3.0              2.5

                   Other                                                             1.7             11.1
             -------------------------------------------------------------------------------------------------
                        TOTAL DEFERRED TAX LIABILITIES                             221.2            256.5
             -------------------------------------------------------------------------------------------------
               TOTAL NET DEFERRED TAX LIABILITIES/(ASSETS)                      $  (32.1)         $   9.2
             =================================================================================================


(1) Available to reduce future U.S. federal income taxes over an indefinite period.


4.       RELATED PARTY TRANSACTIONS

PSE&G

         In 1993 and through September 30, 1994, EDC supplied and transported gas for PSE&G. The New Jersey Board of Public Utilities ("BPU") regulates the rates of PSE&G and its ability to recover from its customers the price paid to EDC for gas. The price received from PSE&G was determined each month and included two components: a commodity rate and a monthly demand charge. The commodity rate generally reflected the current month's spot market price for gas delivered at the wellhead. The monthly demand charge was fixed and added to the commodity rate. In accordance with a BPU ruling, PSE&G ceased gas purchases from EDC as of September 30, 1994. As a result, gas transportation services provided to PSE&G also ceased. EDC has incurred no problems in finding a market for the production that would have been sold to PSE&G after September 1994. EDC's operating revenues include billings to PSE&G, net of royalties paid to various unrelated parties, of approximately $39.8 million and $58.0 million for the years ended December 31, 1994 and 1993, respectively. Of these amounts, $11.2 million and $20.2 million were sales of natural gas produced by EDC and $1.5 million and $1.7 million were for gas transportation services for the years ended December 31, 1994 and 1993, respectively. Also included were

$27.1 million and $36.1 million for gas sold to PSE&G that was purchased from third parties by EDC at a cost of $25.3 million and $33.4 million for the years ended December 31, 1994 and 1993, respectively.

         Payroll and related fringe benefit costs of PSE&G employees and other expenses incurred by PSE&G on behalf of EDC are billed on a monthly basis. Such costs amounted to approximately $0.8 million, $0.7 million and $0.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

         Employees of EDC who have completed one year of service become participants in a non-contributory pension plan. This plan is administered by PSE&G, and costs related to Company employees are billed on a monthly basis. Such costs amounted to approximately $0.9 million, $0.8 million and $0.6 million for the years ended December 31, 1995, 1994 and 1993, respectively.

PSEG Capital, EC Funding

         EDC has executed and delivered global demand promissory notes evidencing unsecured loans from PSEG Capital and EC Funding. Each note provides for borrowings at interest rates based upon the lender's average cost of debt. The effective interest rates for borrowings from PSEG Capital and EC Funding were 9.27% and 9.03%, respectively in 1995, 9.66% and 11.21%, respectively in 1994, and 10.11% and 7.40%, respectively in 1993. Interest expense incurred on the notes to PSEG Capital and EC Funding were $20.0 million and $11.4 million, respectively in 1995, $23.0 million and $10.4 million, respectively in 1994, and $20.9 million and $10.8 million, respectively in 1993. Borrowings under the notes to PSEG Capital and EC Funding were $152.3 million and $159.5 million, respectively at December 31, 1995, $238.9 million and $126.5 million, respectively at December 31, 1994, and $218.2 million and $89.2 million, respectively at December 31, 1993. Under EC Funding's borrowing agreements, EDC must have a consolidated indebtedness to consolidated tangible net worth ratio not to exceed 1.75:1.

Enterprise, EDHI

         EDC was billed administrative overheads of $0.5 million, $0.4 million and $0.3 million by Enterprise in 1995, 1994 and 1993, respectively. These administrative overheads are allocated to EDC based upon EDC's percentage of total Enterprise assets. EDC was billed administrative overheads of $1.8 million, $1.8 million and $1.9 million by EDHI in 1995, 1994 and 1993, respectively. The administrative overheads are allocated to EDC based upon EDC's percentage of total EDHI equity, excluding accumulated deficit, plus contingent obligations.

         Management believes these allocation methods are reasonable. However, such allocated amounts may not be indicative of amounts incurred for these expenses if EDC were a stand alone entity.

Entech Enterprises, Inc.

         During 1989, EDC entered into an incentive compensation agreement with Entech Enterprises, Inc. ("Entech"), whose president was also the president of EDC and a member of EDC's Board of Directors from January 1, 1989 until December 19, 1994. The incentive compensation agreement is in the form of a Participation Agreement, as amended ("Agreement"). Under the Agreement, Entech is entitled to a 5% interest in all new properties, which are primarily properties acquired by EDC subsequent to January 1, 1989 and prior to December 31, 1993. EDC advances for the benefit of Entech and pays 100% of Entech's obligations with respect to all new properties' costs. Interest accrues on these advances at a rate of Chase Manhattan Bank prime plus one percent until such advances are repaid. EDC looks solely to Entech's interest in the conveyed properties and the proceeds therefrom for the repayment of all advances and interest. Advances and interest are repaid monthly in installments equal to 97% of Entech's Net Cash Flow attributable to the preceding month for those new properties. The remaining 3% of Entech's Net Cash Flow is distributed to Entech by EDC. New properties' costs advanced to Entech during 1995, 1994 and 1993 were approximately $1.1 million, $8.7 million and $4.6 million, respectively. Interest income attributable to 1995, 1994 and 1993 was approximately $3.2 million, $2.8 million and $2.2 million, respectively. Net Cash Flow was sufficient to pay all accrued interest as of December 31, 1995. In addition, Net Cash Flow attributable to repayment of the advance in 1995, 1994 and 1993 was $0.4 million, $4.6 million and $6.8 million, respectively. The advance balance outstanding was $36.7 million, $36.0 million and $31.8 million at December 31, 1995, 1994 and 1993, respectively.

5.       NATURAL GAS AND CRUDE OIL HEDGING

         EDC utilizes natural gas and crude oil options and futures contracts in order to limit EDC's exposure to downward price swings on natural gas and crude oil sales and to protect targeted price levels. EDC had natural gas futures contracts sold and outstanding that hedged 21.1 million and 10.7 million MMBTU at December 31, 1995 and 1994, respectively at an average price of $1.93 and $1.95 per MMBTU, respectively. At December 31, 1995, EDC had sold and outstanding crude oil futures contracts which hedged 1.5 million barrels at an average price of $17.74 per barrel. All contracts outstanding at December 31, 1995 and 1994 were New York Mercantile Exchange traded contracts. EDC had no outstanding natural gas or crude oil hedge positions at December 31, 1993. These contracts are accounted for as hedges for book purposes, and accordingly, gains and losses are deferred until the related sales are made. The net unrealized deferred loss on outstanding contracts at December 31, 1995 was $5.1 million. The losses actually realized on these contracts, if any, are expected to be offset by the higher cash proceeds received from the hedged item when produced and sold.

6.       COMMITMENTS AND CONTINGENCIES

         EDC is a party to lawsuits and claims arising in the ordinary course of business. EDC believes, based on its current knowledge and the advice of its counsel, that all such lawsuits and claims would not have a material adverse effect on its financial condition, results of operations and cash flows.

         EDC has operating leases which expire over the next five years with aggregate future minimum lease payments totaling $6.4 million. Minimum lease payments during the next five years for leases having initial or remaining terms in excess of one year are as follows:

                                  ---------------------------------------------------------------------------------
                                                                   ($ in millions)
                                  ---------------------------------------------------------------------------------
                                  1996                                                                   $1.8

                                  1997                                                                    2.2

                                  1998                                                                    2.0

                                  1999                                                                     .2

                                  2000                                                                     .2
                                  ---------------------------------------------------------------------------------
                                  Total minimum lease payments                                           $6.4
                                  =================================================================================


Rent expense for 1995, 1994 and 1993 was approximately $2.3 million, $2.3 million and $1.8 million, respectively.

7.       COLUMBIA GAS TRANSMISSION COMPANY ("COLUMBIA") BANKRUPTCY SETTLEMENT

         Columbia filed for protection from its creditors in July 1991 under Chapter 11 of the bankruptcy laws. EDC was an initial creditor because Columbia breached a take-or-pay natural gas purchase contract. Columbia subsequently rejected EDC's contract shortly after its bankruptcy filing. Columbia's Plan of Reorganization ("Plan") was approved in November 1995 and EDC received a distribution of $36.1 million under the Plan in the same month. Of the amount received, $35.0 million was included in 1995 operating revenues.

         8.      GEOGRAPHIC DATA

         Operating revenues, income before income taxes and identifiable assets by geographic area were as follows:

                              --------------------------------------------------------------------------------------
                                                                            ($ in millions)
                                                                 1993             1994                1995
                              --------------------------------------------------------------------------------------
                               Operating revenues:
                                  United States                  $259.9            $197.1            $206.9
                                  United Kingdom                   10.8              26.0              33.2
                                  Other foreign                     7.8               6.8               7.9
                              --------------------------------------------------------------------------------------
                               Operating revenues                $278.5            $229.9            $248.0
                              ======================================================================================
                               Income before income taxes:
                                  United States                  $ 95.9            $ 38.6            $ 71.6
                                  United Kingdom                    (.2)              3.7               8.0
                                  Other foreign                    (4.6)              (.7)               .7
                              --------------------------------------------------------------------------------------
                                                                   91.1              41.6              80.3
                                  Interest expense                (28.8)            (29.7)            (27.5)
                              --------------------------------------------------------------------------------------
                               Income before income taxes        $ 62.3            $ 11.9            $ 52.8
                              ======================================================================================
                               Identifiable assets:
                                  United States                  $621.4            $625.4            $644.6
                                  United Kingdom                   20.8              62.6              65.8
                                  Other foreign                    33.2              35.1              36.6
                              --------------------------------------------------------------------------------------
                               Identifiable assets               $675.4            $723.1            $747.0
                              ======================================================================================


9.       QUARTERLY RESULTS (UNAUDITED)


                       ---------------------------------------------------------------------------------------------
                                                                        ($ in millions)
                                                                         Quarter Ended

                                                    March 31       June 30       September 30      December 31
                       ---------------------------------------------------------------------------------------------
                           1994:
                              Revenues                  $65.7         $58.1             $55.0            $51.1

                              Operating income           19.6           8.6               2.0              6.7

                              Net income/(loss)           8.5           1.8              (2.8)             3.5

                           1995:
                              Revenues                  $48.1         $54.8             $49.7            $95.4

                              Operating
                              income/(loss)               5.7           5.4              (1.0)            48.1

                              Net income/(loss)            .1            .1              (2.3)            36.8
                       ---------------------------------------------------------------------------------------------

         During the fourth quarter of 1995, EDC recorded the settlement of the Columbia bankruptcy which increased revenues and operating income by $35.0 million and net income by $22.8 million. During the same quarter, EDC sold property and realized a gain which increased net income by $9.1 million.

         10.     SUBSEQUENT EVENTS

         On December 6, 1995, Enterprise announced that it intended to pursue divestiture of its ownership interest in EDC. In connection with the planned divestiture, EDC declared dividends of $100 million and $75 million on January 31, 1996 and April 15, 1996, respectively. The dividends were funded by additional intercompany indebtedness of $175 million.

         On July 1, 1996, EDHI entered into an agreement to sell all of the outstanding common stock of EDC to Samedan Oil Corporation, a wholly owned subsidiary of Noble Affiliates, Inc. The sale is expected to be completed on July 31, 1996.

          SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

Capitalized Costs Relating to Gas and Oil Producing Activities

- ----------------------------------------------------------------------------------------------------------------
                                                           ($ in millions)
                                 United          United                         Other
                                 States         Kingdom       Argentina        Foreign         Total
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
December 31, 1993
Unproved properties,
     not being amortized         $    51.2        $    1.9      $     0.0           $ 0.6      $    53.7
Proved properties                  1,075.9            17.9           26.7             0.0        1,120.5
- ----------------------------------------------------------------------------------------------------------------
Total capitalized costs            1,127.1            19.8           26.7             0.6        1,174.2
Less accumulated
    depreciation, depletion
    and amortization                 673.4             3.2            2.0             0.0          678.6
- ----------------------------------------------------------------------------------------------------------------
Net capitalized costs (a)        $   453.7        $   16.6      $    24.7           $ 0.6      $   495.6
================================================================================================================
December 31, 1994
Unproved properties,
    not being amortized          $    63.6        $    4.1      $     0.2           $ 0.0      $    67.9
Proved properties                  1,141.6            56.2           28.3             0.0        1,226.1
- ----------------------------------------------------------------------------------------------------------------
Total capitalized costs            1,205.2            60.3           28.5             0.0        1,294.0
Less accumulated
    depreciation, depletion and
    amortization                     714.0            12.1            3.1             0.0          729.2
- ----------------------------------------------------------------------------------------------------------------
Net capitalized costs (a)        $   491.2        $   48.2      $    25.4           $ 0.0      $   564.8
================================================================================================================
December 31, 1995
Unproved properties,
    not being amortized          $    71.5        $    3.4      $     0.2           $ 2.4      $    77.5
Proved properties                  1,188.5            62.1           32.8             0.0        1,283.4
- ----------------------------------------------------------------------------------------------------------------
Total capitalized costs            1,260.0            65.5           33.0             2.4        1,360.9
Less accumulated
    depreciation, depletion and
    amortization                     740.5            20.3            4.4             0.0          765.2
- ----------------------------------------------------------------------------------------------------------------
Net capitalized costs (a)        $   519.5        $   45.2      $    28.6           $ 2.4      $   595.7
================================================================================================================

(a) Excludes capitalized costs related to pipelines, plants and other miscellaneous non-gas and oil producing assets.

Costs Incurred in Gas and Oil Producing Activities

- -------------------------------------------------------------------------------------------------------------------------------
                                                                          ($ in millions)
                                              United           United                          Other
                                              States          Kingdom        Argentina         Foreign          Total
- -------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1993
Property acquisition -
    Proved properties                          $   1.9          $14.2            $ 0.0           $ 0.0          $  16.1
    Unproved properties                            4.4            2.0              0.0             0.0              6.4
Exploration (b)                                   25.5            2.2              0.0             7.9             35.6
Development                                       48.0            2.9              3.2             0.0             54.1
- -------------------------------------------------------------------------------------------------------------------------------
Total costs incurred (a)                        $ 79.8          $21.3            $ 3.2           $ 7.9           $112.2
===============================================================================================================================
Year ended December 31, 1994
Property acquisition -
    Proved properties                           $ 33.8          $35.3            $ 0.0           $ 0.0          $  69.1
    Unproved properties                           14.9            2.7              0.1             0.0             17.7
Exploration (b)                                   35.3            3.9              0.0             2.4             41.6
Development                                       53.4            6.2              1.7             0.0             61.3
- -------------------------------------------------------------------------------------------------------------------------------
Total costs incurred (a)                        $137.4          $48.1            $ 1.8           $ 2.4           $189.7
===============================================================================================================================
Year ended December 31, 1995
Property acquisition -
    Proved properties                            $ 0.4          $ 0.0            $ 0.0           $ 0.0          $   0.4
    Unproved properties                           16.9            0.3              0.0             1.1             18.3
Exploration (b)                                   35.7            3.7              0.0             3.6             43.0
Development                                       81.1            7.0              4.4             0.0             92.5
- -------------------------------------------------------------------------------------------------------------------------------
Total costs incurred (a)                        $134.1          $11.0            $ 4.4           $ 4.7           $154.2
===============================================================================================================================

(a)      Includes costs whether capitalized or expensed as incurred.
(b) Includes 1993, 1994 and 1995 capitalized interest of $3.1, $4.0 and $4.4 million, respectively.

Results of Operations from Gas and Oil Producing Activities

- ----------------------------------------------------------------------------------------------------------------------
                                                                ($ in millions)
                                     United         United                         Other
                                     States        Kingdom        Argentina        Foreign          Total
- ----------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1993
Revenues                             $251.5          $10.8           $ 7.8           $ 0.0          $270.1
Exploration costs                      13.0            2.1             0.0             6.0            21.1
Production costs                       42.9            5.1             2.6             0.0            50.6
Depreciation, depletion
     and amortization                  80.4            2.3             1.0             0.0            83.7
- ----------------------------------------------------------------------------------------------------------------------
                                      115.2            1.3             4.2            (6.0)          114.7
Income tax expense (a)                 36.7            0.1             1.5            (2.1)           36.2
- ----------------------------------------------------------------------------------------------------------------------
Results of operations (b)            $ 78.5         $  1.2           $ 2.7          $ (3.9)         $ 78.5
======================================================================================================================
Year ended December 31, 1994
Revenues                             $187.0          $25.9           $ 6.8           $ 0.0          $219.7
Exploration costs                      22.3            4.1             0.0             1.7            28.1
Production costs                       42.2            6.7             2.6             0.0            51.5
Depreciation, depletion
     and amortization                  67.1            7.9             1.1             0.0            76.1
- ----------------------------------------------------------------------------------------------------------------------
                                       55.4            7.2             3.1            (1.7)           64.0
Income tax expense (a)                 18.4            0.2             1.1            (0.6)           19.1
- ----------------------------------------------------------------------------------------------------------------------
Results of operations (b)            $ 37.0         $  7.0           $ 2.0          $ (1.1)         $ 44.9
======================================================================================================================
Year ended December 31, 1995

Revenues                             $198.7          $32.4           $ 8.0           $ 0.0          $239.1
Exploration costs                      22.3            3.5             0.0              .6            26.4
Production costs                       38.3            7.7             2.8             0.0            48.8
Depreciation, depletion
     and amortization                  65.2            8.2             1.3             0.0            74.7
- ----------------------------------------------------------------------------------------------------------------------
                                       72.9           13.0             3.9             (.6)           89.2
Income tax expense (a)                 25.1            1.1             1.4             (.2)           27.4
- ----------------------------------------------------------------------------------------------------------------------
Results of operations (b)            $ 47.8          $11.9           $ 2.5            $(.4)         $ 61.8
======================================================================================================================

(a) Income tax expense is calculated by applying the statutory rates to pre-tax income, taking into consideration any permanent differences and tax credits.
(b)      Excludes general corporate overhead, interest costs and other income.

Estimated Proved Gas and Oil Reserves

         Net quantities of proved and proved developed reserves of crude oil and natural gas for 1993, 1994 and 1995 are set forth in the tables below. Proved developed gas and oil reserves can be expected to be recovered through existing wells with existing equipment and operating methods. Proved gas and oil reserves that are not developed are expected to be recovered from new wells or from existing wells where a relatively major expenditure is required to establish production.


- ----------------------------------------------------------------------------------------------------------------------
                                                                        Gas
                                                                       (Bcf)
                                        United           United
                                        States           Kingdom         Argentina        Total
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
         December 31, 1992                  554               0                0             554
Purchases of reserves in place                2               8                0              10
Sales of reserves in place                   (1)              0                0              (1)
Revisions of previous estimates              37               3                0              40
Extensions, discoveries
         and other additions                 31               0                0              31
Production                                  (95)             (1)               0             (96)
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
         December 31, 1993                  528              10                0             538
Purchases of reserves in place               28              32                0              60
Sales of reserves in place                    0              (4)               0              (4)
Revisions of previous estimates              17              (1)               5              21
Extensions, discoveries
         and other additions                 62               0                0              62
Production                                  (79)             (4)               0             (83)
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
         December 31, 1994                  556              33                5             594
Purchases of reserves in place                1               0                0               1
Sales of reserves in place                   (6)             (2)               0              (8)
Revisions of previous estimates             (11)             12                0               1
Extensions, discoveries
         and other additions                112               5                0             117
Production                                  (71)             (4)               0             (75)
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
         December 31, 1995                  581              44                5             630
======================================================================================================================
Proved developed reserves at December 31,
1992                                        514               0                0             514
1993                                        486               6                0             492
1994                                        499              20                4             523
1995                                        452              22                3             477
======================================================================================================================

- ----------------------------------------------------------------------------------------------------------------------
                                                                         Oil
                                                                       (MBbls)
                                              United           United
                                              States          Kingdom        Argentina          Total
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
    December 31, 1992                          22,027               0           15,409          37,436
Purchases of reserves in place                    107           4,750                0           4,857
Sales of reserves in place                        (60)              0                0             (60)
Revisions of previous estimates                 1,600             709               16           2,325
Extensions, discoveries
    and other additions                         4,353               0                0           4,353
Production                                     (2,610)           (662)            (535)         (3,807)
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
    December 31, 1993                          25,417           4,797           14,890          45,104
Purchases of reserves in place                    159           1,203                0           1,362
Sales of reserves in place                        (85)             (2)               0             (87)
Revisions of previous estimates                  (102)          1,475             (863)            510
Extensions, discoveries
    and other additions                         6,134               0                0           6,134
Production                                     (2,394)         (1,149)            (517)         (4,060)
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
    December 31, 1994                          29,129           6,324           13,510          48,963
Purchases of reserves in place                     39               0                0              39
Sales of reserves in place                     (3,362)           (179)               0          (3,541)
Revisions of previous estimates                (1,474)          1,871              118             515
Extensions, discoveries
    and other additions                         5,746             666                0           6,412
Production                                     (2,481)           (995)            (540)         (4,016)
- ----------------------------------------------------------------------------------------------------------------------
Proved reserves at
    December 31, 1995                          27,597           7,687           13,088          48,372
======================================================================================================================
Proved developed reserves at December 31,
1992                                           16,862               0            8,550          25,412
1993                                           20,589           4,736            8,022          33,347
1994                                           24,160           5,958            6,505          36,623
1995                                           19,497           6,756            6,658          32,911
======================================================================================================================

    The proved reserve estimates presented herein for each of the three years ended December 31, 1995 were prepared by EDC, and approximately 80% of such reserve estimates were reviewed and found to be, in the aggregate, reasonable and in accordance with generally accepted engineering and evaluation principles by Miller and Lents, Ltd., independent petroleum engineers.

Standardized Measure

    The amounts presented below are based upon the methods and assumptions prescribed in the Statement of Financial Accounting Standards No. 69 ("SFAS 69"). The disclosure is a tool which is intended to provide a uniform calculation for entities with gas and oil reserves that will allow comparability among entities. It is not intended to be an estimate of fair market value or the net present value of future cash flows.

- ----------------------------------------------------------------------------------------------------------------------
                                                                  ($ in millions)
                                              United           United
                                              States          Kingdom        Argentina           Total
- ----------------------------------------------------------------------------------------------------------------------
December 31, 1993
Future cash inflows (a)                        $1,621.8          $ 98.8           $213.0        $1,933.6
Future costs -
     Production (b)                              (272.5)          (60.4)          (102.3)         (435.2)
     Development and
           abandonment (b)                        (68.1)          (12.9)           (22.5)         (103.5)
Future income taxes (c)                          (257.2)           (3.5)           (18.0)         (278.7)
- ----------------------------------------------------------------------------------------------------------------------
Future net cash flows                           1,024.0            22.0             70.2         1,116.2
- ----------------------------------------------------------------------------------------------------------------------
10% annual discount (d)                          (260.1)           (3.9)           (28.6)         (292.6)
- ----------------------------------------------------------------------------------------------------------------------
Standardized measure of
     discounted future net cash flows          $  763.9          $ 18.1           $ 41.6        $  823.6
======================================================================================================================
December 31, 1994
Future cash inflows (a)                        $1,389.6          $203.0           $194.9        $1,787.5
Future costs -
     Production (b)                              (258.6)         (102.4)           (65.7)         (426.7)
     Development and
           abandonment (b)                        (75.5)          (20.8)           (28.4)         (124.7)
Future income taxes (c)                          (214.2)          (14.5)           (22.7)         (251.4)
- ----------------------------------------------------------------------------------------------------------------------
Future net cash flows                             841.3            65.3             78.1           984.7
- ----------------------------------------------------------------------------------------------------------------------
10% annual discount (d)                          (221.3)          (13.8)           (32.8)         (267.9)
- ----------------------------------------------------------------------------------------------------------------------
Standardized measure of
     discounted future net cash flows          $  620.0          $ 51.5           $ 45.3        $  716.8
- ----------------------------------------------------------------------------------------------------------------------
December 31, 1995
Future cash inflows (a)                        $1,909.5          $262.1           $216.2        $2,387.8
Future costs -
     Production (b)                              (281.7)         (115.0)           (63.0)         (459.7)
     Development and
           abandonment (b)                        (86.9)          (23.5)           (22.0)         (132.4)
Future income taxes (c)                          (406.3)          (33.6)           (35.9)         (475.8)
- ----------------------------------------------------------------------------------------------------------------------
Future net cash flows                           1,134.6            90.0             95.3         1,319.9
- ----------------------------------------------------------------------------------------------------------------------
10% annual discount (d)                          (330.8)          (23.2)           (37.3)         (391.3)
======================================================================================================================
Standardized measure of
     discounted future net cash flows          $  803.8          $ 66.8           $ 58.0        $  928.6
======================================================================================================================

(a) Calculated using year-end gas and oil prices (adjusted for contractual price changes which can be determined) applied to the estimated future production of proved reserves assuming continuation of year-end economic conditions.
(b)   Estimated based upon year-end costs held constant in the future.
(c) Calculated using statutory tax rates and adjusted for permanent differences and tax credits.
(d) The 10% discount rate is prescribed in SFAS 69 and is not necessarily representative of EDC's cost of capital.

Principal Sources of Change in the Standardized Measure

- ----------------------------------------------------------------------------------------------------------------------
                                                                       ($ in millions)
                                                            1993               1994            1995
- ----------------------------------------------------------------------------------------------------------------------
Standardized measure -
      beginning of year                                     $ 822.0           $ 823.6         $ 716.8
Sales and transfers,
      net of production costs                                (218.7)           (164.3)         (150.1)
Net change in sales and transfer prices,
      net of production costs                                 (16.7)           (211.9)          299.3
Extensions and discoveries and improved
      recovery, net of future production and
      development costs                                        70.5             124.4           168.2
Changes in estimated future
      development costs                                       (18.6)            (12.5)          (11.6)
Development costs incurred during the period
      that reduced future development costs                    12.0              14.7            43.8
Revisions of quantity estimates                                66.4              24.3             4.4
Accretion of discount                                          93.6              94.6            82.6
Net change in income taxes                                     (8.5)             13.1          (150.3)
Purchase of reserves in place                                  27.3              80.5             0.7
Sale of reserves in place                                      (1.4)             (1.1)          (23.8)
Changes in production rates (timing) and other                 (4.3)            (68.6)          (51.4)
- ----------------------------------------------------------------------------------------------------------------------
Standardized measure - end of year                          $ 823.6           $ 716.8         $ 928.6
======================================================================================================================

                         ENERGY DEVELOPMENT CORPORATION
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                         1995                       1996
                                                                 -------------------         ------------------
 REVENUES:
          Oil and gas sales and royalties                              $   99,439               $   121, 074

          Gathering, marketing and processing                              47,635                     61,774

          Other income                                                      4,071                      3,506
                                                                 -------------------         ------------------
                                                                          151,145                    186,354

 COSTS AND EXPENSES:
          Oil and gas operations                                           27,775                     29,633
          Oil and gas exploration                                          18,636                     29,055
          Gathering, marketing and processing                              45,463                     58,001
          Depreciation, depletion and amortization                         39,262                     65,820
          Selling, general and administrative                               6,140                      5,121
          Interest                                                         15,072                     15,489
                                                                 -------------------         ------------------
                                                                          152,348                    203,119
                                                                 -------------------         ------------------
 INCOME (LOSS) BEFORE TAXES                                                (1,203)                   (16,765)

 INCOME TAX BENEFIT                                                          (641)                    (7,732)
                                                                 -------------------         ------------------
 NET INCOME (LOSS)                                                    $      (562)              $     (9,033)
                                                                 ===================         ==================





See accompanying Notes to Consolidated Condensed Financial Statements.

                         ENERGY DEVELOPMENT CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                         June 30, 1996
                                                                                        ---------------
 ASSETS:
          Current assets                                                                $       73,563
          Property, plant and equipment                                                        604,795
          Other                                                                                 48,846
                                                                                         ---------------
                                                                                         $     727,204
                                                                                         ===============

 LIABILITIES AND STOCKHOLDER'S EQUITY:
          Current liabilities                                                           $       60,784
          Payables - affiliated companies                                                      487,818
          Deferred incomes taxes                                                                 7,172
          Other deferred credits and noncurrent liabilities                                      4,425
          Stockholder's equity                                                                 167,005
                                                                                        ----------------
                                                                                        $      727,204
                                                                                        ================





See accompanying Notes to Consolidated Condensed Financial Statements.

                         ENERGY DEVELOPMENT CORPORATION
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                       1995                       1996
                                                                 -----------------          ----------------
 Cash flow from operating activities:
          Net income (loss)                                      $           (562)          $         (9,033)
          Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Depreciation, depletion and amortization                 39,262                     65,820
                  Unproved leasehold impairment/abandonment                 2,021                      4,962
                  Gain on property sales                                     (301)                      (161)
                  Gas balancing                                               768                        776
                  Deferred income taxes                                     7,410                     (2,010)
                  Accrued/deferred revenue                                  1,148                       (481)
          Changes in current assets and current liabilities:
                  Accounts receivable                                       1,059                     (8,700)
                  Prepaid items                                             1,172                     11,689
                  Materials and supplies inventories                           10                       (251)
                  Accounts payable                                           (271)                     6,946
                  Accrued taxes payable                                       332                       (320)
                  Other current liabilities                                (4,900)                    (9,293)
                                                                 ----------------           ----------------
                  Total adjustments                                        47,710                     68,977
                                                                 ----------------           ----------------
                  Net cash provided by operating activities                47,148                     59,944

 Cash flows from investing activities:
          Additions to property, plant and equipment                      (52,879)                   (63,572)
          Additions to (reductions in) long-term receivable                  (662)                       868
                                                                 ----------------           ----------------
                  Net cash used by investing activities                   (53,541)                   (62,704)

 Cash flows from financing activities:
          Proceeds from (repayments of) borrowings                        (29,600)                   168,691
          Additions to paid-in capital                                     40,000                          0
          Dividends paid                                                   (3,550)                  (178,500)
                                                                 ----------------           ----------------
           Net cash provided (used) by financing activities                 6,850                     (9,809)


 Net increase in cash and temporary cash investments                          457                    (12,569)
 Cash and temporary cash investments - beginning of period                  2,376                     14,269
                                                                 ----------------           ----------------
 Cash and temporary cash investments - end of period             $          2,833           $          1,700
                                                                 ================           ================

 Supplemental disclosure of cash flow information:
          Cash paid for interest expense, net of capitalized
                  interest                                       $         13,807           $         12,550
          Cash paid (received) for income taxes                  $         (9,097)          $         (1,573)



See accompanying Notes to Consolidated Condensed Financial Statements.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

         In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements of EDC contain all adjustments, consisting only of necessary and normal recurring adjustments, necessary to present fairly EDC's financial position as of June 30, 1996, and the statements of income for the six month periods ended June 30, 1996 and 1995 and the cash flows for the six month periods ended June 30, 1996 and 1995. These consolidated condensed financial statements of EDC should be read in conjunction with the audited consolidated financial statements of EDC and the notes thereto included elsewhere in this Form 8-K/A (No. 1).

(1)      DEPRECIATION, DEPLETION AND AMORTIZATION

         During the six months ended June 30, 1996, depreciation, depletion and amortization increased $26.6 million over the comparable period in 1995, or an increase from $.80 per Mcfe to $1.31 per Mcfe, primarily as a result of downward revisions to oil and gas reserve estimates made during the first six months of 1996.

(2)      CONTINGENCIES

         EDC is a party to lawsuits and claims arising in the ordinary course of business. EDC believes, based on its current knowledge and the advice of its counsel, that all such lawsuits and claims would not have a material adverse effect on its financial condition, results of operations and cash flows.

(3)      DIVIDENDS

         In the six months ended June 30, 1996 and 1995, EDC paid dividends to EDHI of $178.5 million and $3.55 million, respectively, which were declared from paid-in capital.

(4)      SUBSEQUENT EVENT

         On July 31, 1996, Samedan Oil Corporation, a wholly owned subsidiary of Noble Affiliates, Inc., acquired all the outstanding common stock of EDC for approximately $768 million in cash.

                    NOBLE AFFILIATES, INC. AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)


         The unaudited pro forma consolidated condensed financial statements set forth below present the pro forma consolidated condensed statement of operations of Noble Affiliates, Inc. and Energy Development Corporation ("EDC") (together, the "Company") for the six months ended June 30, 1996 as if the acquisition of EDC (the "EDC Acquisition") and the financing thereof had occurred on January 1, 1996 and the pro forma consolidated condensed statement of operations of the Company for the year ended December 31, 1995 as if the EDC Acquisition and the financing thereof had occurred on January 1, 1995. Also presented is the pro forma consolidated condensed balance sheet of the Company at June 30, 1996 as if the EDC Acquisition and the financing thereof had occurred on such date.

         The unaudited pro forma consolidated condensed financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for EDC to the assets and liabilities of EDC based on preliminary estimates of their respective fair values. The EDC Acquisition has been accounted for using the purchase method of accounting.

         The unaudited pro forma consolidated condensed financial statements do not necessarily represent what the Company's financial position and results of operations would have been if the EDC Acquisition and the financing thereof had actually been completed as of the dates indicated, and they are not intended to project the Company's financial position or results of operations for any future period.

         The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the consolidated financial statements of Noble Affiliates, Inc. and the related notes thereto incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 1995, the consolidated condensed financial statements of Noble Affiliates, Inc. and the related notes thereto contained in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996, EDC's audited financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the related notes thereto included elsewhere in this Form 8-K/A (No. 1) and EDC's unaudited consolidated condensed financial statements as of June 30, 1995 and 1996 and for the six months then ended and the related notes thereto included elsewhere in this Form 8-K/A (No.
1).

                    NOBLE AFFILIATES, INC. AND SUBSIDIARIES
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                          SIX MONTHS ENDED JUNE 30, 1996(1)
                                         -----------------------------------------------------------------------
                                                                   ENERGY
                                              NOBLE              DEVELOPMENT
                                         AFFILIATES, INC.        CORPORATION        ADJUSTMENTS           PRO FORMA
                                         ----------------        -----------        -----------          -----------
 REVENUES:
   Oil and gas sales and royalties       $    227,937            $ 121,074             $                     $  349,011

   Gathering, marketing and  processing       122,087               61,774                                      183,861

   Other income                                 3,971                3,506                                        7,477
                                         ------------            ---------            ------------           ----------
                                              353,995              186,354                 ---                  540,349
                                         ------------            ---------            ------------           ----------
 COSTS AND EXPENSES:

   Oil and gas operations                      49,358               29,633                                       78,991

   Oil and gas exploration                     20,455               29,055                  (7,346)(c)           42,164

   Gathering, marketing and processing        110,895               58,001                                      168,896

   Depreciation, depletion and amortization    82,926               65,820                   2,700 (a)          151,446

   Selling, general and administrative         18,885                5,121                    (169)(b)(c)        23,837

   Interest                                     9,799               15,489                   7,142 (d)           32,430
                                         ------------            ---------             -----------           ----------
                                              292,318              203,119                   2,327              497,764
                                         ------------            ---------             -----------           ----------
 INCOME BEFORE TAXES                           61,677              (16,765)                 (2,327)              42,585

 INCOME TAX PROVISION                          22,139               (7,732)                   (838)(e)           13,569
                                         ------------            ---------             -----------           ----------
 NET INCOME                              $     39,538            $  (9,033)            $    (1,489)          $   29,016
                                         ============            =========             ===========           ==========
 NET INCOME PER COMMON SHARE             $       0.78                                                        $     0.58
                                         ============                                                        ==========
 FULLY DILUTED EARNINGS PER SHARE        $       0.75                                                        $     0.56
                                         ============                                                        ==========


                                                           YEAR ENDED DECEMBER 31, 1995(1)
                                         -----------------------------------------------------------------------
                                                                ENERGY
                                            NOBLE             DEVELOPMENT
                                         AFFILIATES, INC.     CORPORATION         ADJUSTMENTS          PRO FORMA
                                         ----------------    -------------        -----------         -----------
 REVENUES:
   Oil and gas sales and royalties       $       328,134      $    204,050        $                   $   532,184

   Gathering, marketing and  processing          112,702            90,049                                202,751

   Other income(2)                                46,182            61,640                                107,822
                                         ---------------     -------------        -----------         -----------
                                                 487,018           355,739            ---                 842,757
                                         ---------------     -------------        -----------         -----------
 COSTS AND EXPENSES:
   Oil and gas operations                         33,246            56,919                                 90,165

   Oil and gas exploration                        81,735            43,662           (15,339)(c)          110,058

   Gathering, marketing and processing           107,867            85,605                                193,472

   Depreciation, depletion and amortization(2)   200,914            77,274            57,375 (a)          335,563

   Selling, general and  administrative           36,514            11,961             1,433 (b)(c)        49,908

   Interest                                       18,744            27,486            17,240 (d)           63,470
                                         ---------------     -------------        ----------          -----------
                                                 479,020           302,907            60,709              842,636
                                         ---------------     -------------        ----------          -----------
 INCOME BEFORE TAXES                               7,998            52,832           (60,709)                 121

 INCOME TAX PROVISION                              3,912            18,088           (21,952)(e)               48
                                         ---------------     -------------        ----------          -----------
 NET INCOME                              $         4,086     $      34,744        $  (38,757)         $        73
                                         ===============     =============        ==========          ===========
 NET INCOME PER COMMON SHARE             $          0.08                                              $      0.00
                                         ===============                                              ===========
 FULLY DILUTED EARNINGS PER SHARE        $          0.08                                              $      0.00
                                         ===============                                              ===========







                         (Footnotes on following page)

                    NOBLE AFFILIATES, INC. AND SUBSIDIARIES
     NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(1)      Basis of Presentation

         The pro forma consolidated condensed statement of operations has been prepared by combining the consolidated statements of operations of Noble Affiliates, Inc. for the six months ended June 30, 1996 and the year ended December 31, 1995 with the consolidated statements of operations of EDC for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively, assuming the EDC Acquisition and the financing thereof occurred at the beginning of the respective periods. The EDC Acquisition has been accounted for using the purchase method of accounting.

         Fully diluted earnings per share were computed using the "if converted method" assuming the outstanding convertible debt securities of Noble Affiliates, Inc. were converted into common stock at the beginning of the period. Such debt securities were antidilutive for the year ended December 31, 1995.

(2)      Non-Recurring Events

         Columbia Gas Transmission Corporation Settlement

         During 1995, both Noble Affiliates, Inc. and EDC settled their bankruptcy claims against Columbia Gas Transmission Corporation (Columbia) through the receipt of $48.9 million and $36.1 million, respectively. Noble Affiliates, Inc. and EDC recorded $39 million and $35 million as other income, respectively, related to these settlements during the year ended December 31, 1995.

         Impairment of Long-Lived Assets

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Noble Affiliates, Inc. adopted SFAS No. 121 during 1995. Noble Affiliates recognized a $59.5 million SFAS No. 121 impairment for 1995. EDC evaluated the impact of SFAS No. 121 and determined that it would not have a significant impact on the financial condition or results of operations of EDC for 1995, based upon the current economic conditions.

(3)      Pro Forma Adjustments

         The unaudited pro forma consolidated condensed statement of operations reflects the following adjustments:

         (a) To record depreciation, depletion and amortization of the estimated net increase in the fair value of property and equipment acquired over historical cost related to such property and equipment and to provide for estimated additional restoration and abandonment costs related to oil and gas properties using the proved developed oil and gas reserves allocated property-by-property, estimated by Company engineers. Such fair values of assets and liabilities are based on estimates made at the time of the EDC Acquisition.

         (b) To reflect the estimated cost savings that the Company anticipates will be realized as a result of the EDC Acquisition, including those from facilities consolidation and elimination of employee costs of those EDC employees whose employment with the Company is expected to be terminated.

         (c) To reclassify certain costs and expenses (primarily employee costs) that Noble Affiliates, Inc. would classify as general and administrative costs that were included in EDC's financial statements as oil and gas exploration costs and expenses.

         (d)     To reflect the net adjustment for the six months ended June
                 30, 1996 and the year ended December 31, 1995 of (i) the elimination of interest expense of $31.4 million for the year ended December 31, 1995 and $17 million for the six months ended June 30, 1996 associated with $312 million and $481 million of borrowings from affiliated companies at December 31, 1995 and June 30, 1996, respectively, which was contributed to EDC in connection with the EDC Acquisition, (ii) the addition of interest expense of $52 million for the year ended December 31, 1995 and $26 million for the six months ended June 30, 1996 associated with the $800 million borrowing under the line of credit and (iii) the reduction of interest expense of $3.4 million for the year ended December 31, 1995 and $1.7 million for the six months ended June 30, 1996 associated with the repayment of the $48 million borrowing under the line of credit in place during 1995 and the six months ended June 30, 1996.

         (e) To provide for income taxes at an assumed effective rate of 36% for all adjustments.

                   NOBLE AFFILIATES, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 (UNAUDITED)

                                (IN THOUSANDS)

                                                                     AS OF JUNE 30, 1996(1)
                                          ------------------------------------------------------------------------------
                                                                     ENERGY
                                               NOBLE               DEVELOPMENT
                                            AFFILIATES, INC.       CORPORATION         ADJUSTMENTS             PRO FORMA
                                          ------------------       -----------         -----------             ---------
 ASSETS:
 Current Assets                           $     144,307            $    73,563         $   (51,018)(a)(d)      $    166,852

 Property, Plant and Equipment                  885,462                604,795             130,989 (a)            1,621,246

 Other                                           26,035                 48,846              (6,825)(a)               68,056
                                          -------------            -----------         -----------             ------------
                                          $   1,055,804            $   727,204         $    73,146             $  1,856,154
                                          =============            ===========         ===========             ============

 LIABILITIES AND SHAREHOLDERS'
 EQUITY:
 Current Liabilities                      $     113,324            $    60,784         $    74,322 (a)         $    248,430

 Notes Payable - Affiliated Companies              --                  487,818            (487,818)(c)                 --

 Deferred Income Taxes                           76,852                  7,172              (4,422)(b)               79,602

 Other Deferred Credits and Noncurrent
   Liabilities                                   38,286                  4,425               6,069 (a)               48,780

 Long-term Debt                                 377,010                  --                652,000 (d)            1,029,010

 Shareholders' Equity                           450,332                167,005            (167,005)(a)              450,332
                                          -------------            -----------         -----------             ------------

    Total Liabilities and Shareholders'
         Equity                           $   1,055,804            $   727,204         $    73,146             $  1,856,154
                                          =============            ===========         ===========             ============







                         (Footnotes on following page)

                    NOBLE AFFILIATES, INC. AND SUBSIDIARIES
          NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET


(1)      Basis of Presentation

         The pro forma consolidated condensed balance sheet has been prepared by combining the consolidated balance sheet of Noble Affiliates, Inc. with the consolidated balance sheet of EDC as of June 30, 1996 using the purchase method of accounting and assuming the EDC Acquisition and the financing thereof occurred on June 30, 1996.

(2)      Pro Forma Adjustments

         The unaudited pro forma consolidated condensed balance sheet reflects the following adjustments:

         (a) To reflect purchase accounting adjustments required to record the fair value of EDC's assets and liabilities. Such fair values are based on estimates made at the time of the EDC Acquisition.

         (b) To record the impact on deferred income taxes related to foreign operations resulting from fair market value adjustments described in these notes. For U.S. tax purposes, the Company elected to write up the assets acquired to their fair value. No such election for tax purposes is available in certain foreign countries. As a result, the adjustment reflects the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities related to these foreign operations.

         (c) To record the net effect of the elimination of $488 million of borrowings from affiliated companies at June 30, 1996, which was contributed to EDC in connection with the EDC Acquisition.

         (d) To record the net effect of the $800 million borrowing under the Company's bank credit facility and the use of the proceeds therefrom to purchase all the outstanding common stock of EDC for approximately $768 million and to repay $48 million of outstanding indebtedness under a bank credit agreement at June 30, 1996.

         (e)     To eliminate EDC equity accounts.

                               Index to  Exhibits

                 23.1 -   Consent of Miller and Lents, Ltd.
                 23.2 -   Consent of Deloitte & Touche LLP
                 99.1 -   Summary Reserve Report on the estimated reserves of
                          EDC as of July 1, 1996, prepared by Miller and Lents,
                          Ltd., independent petroleum consultants